Exhibit 99.1

PRESS RELEASE

Contact:
Denise T. Powell
Sr. Director, Corporate Communications
Threshold Pharmaceuticals, Inc.
650-474-8206
dpowell@thresholdpharm.com

REDWOOD CITY, CA – July 6, 2011 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), today announced that The National Comprehensive Cancer Network (NCCN), a not-for-profit alliance of 21 of the world’s leading cancer centers, awarded a grant to Dr. Herb Hurwitz, Associate Professor of Medicine at the Duke Cancer Institute, to evaluate Threshold Pharmaceuticals’ hypoxia activated prodrug, TH-302. In the coming quarter, the Duke Cancer Institute expects to commence a Phase 1 clinical trial to evaluate the safety and preliminary activity of TH-302 in combination with pazopanib (Votrient®) in various advanced solid tumors.

The award was one of seven grants for clinical trials with pazopanib that were supported through the NCCN Clinical Trials Network (CTN). These trials are being funded by a $2 million research grant to NCCN from GlaxoSmithKline to evaluate the effectiveness of pazopanib in the treatment of a variety of solid tumors. Investigators from NCCN Member Institutions, such as Dr. Hurwitz, were eligible to apply for the research funding.

“There is significant data from many groups that tumor hypoxia and tumor responses to hypoxia can result in more aggressive tumor biology and potentially mediate resistance to anti-VEGF therapy,” said Dr. Hurwitz.  “Many VEGF inhibitors induce tumor hypoxia, at least transiently. The team at Threshold has shown that TH302 not only augments the anti-tumor effects of two different anti-VEGF inhibitors (sunitinib and sorafenib) in animal xenograft models, but that the added benefit was directly related to the amount of hypoxia induced by different doses of those drugs. Thus targeting the hypoxic compartment of the tumor may be highly complementary to targeting VEGF and may result in greater anti-tumor effects.  This concept needs testing in patients. Our study is one of the first steps in that process; we will test whether the combination of pazopanib and TH302 is safe and whether there are suggestions of anti-tumor activity in patients with advanced cancer.”

About TH-302 and Pazopanib
TH-302 is a novel small molecule hypoxia-targeted prodrug studied in over 500 patients to date with promising Phase 1/2 data against multiple tumor types both as monotherapy and in 4 different chemotherapy combinations. Threshold is currently evaluating TH-302 in a Phase 2 controlled clinical trial in patients with advanced pancreatic cancer and plans to initiate a pivotal Phase 3 trial in patients with soft tissue sarcoma in 2011 under a Special Protocol Assessment agreement with the FDA. Pazopanib (marketed by GlaxoSmithKline as Votrient®) is a multi-targeted anti-angiogenic tyrosine kinase inhibitor that blocks tumor growth and inhibits angiogenesis. It is currently approved in the United States for the treatment of patients with advanced renal cell carcinoma.

1300 Seaport Boulevard, Suite 500, Redwood City, CA 94063 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com

About Threshold Pharmaceuticals
Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors. This approach offers broad potential to treat most solid tumors. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements
Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding TH-302, its mechanism of action, its potential therapeutic uses and benefits and upcoming clinical trials. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, whether TH-302 in humans will act as anticipated based on preclinical studies, whether future clinical trials will confirm the results of earlier trials based on small numbers of patients or confirm the earlier results from the same trials, the time and expense required to conduct such clinical trials and analyze data, Threshold's ability to complete its clinical trials, issues arising in the regulatory or manufacturing process and any unanticipated or increased side-effects observed in patients receiving TH-302. Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which was filed with the Securities Exchange Commission on May 12, 2011 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We do not intend to update any forward-looking statement made in this news release.

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1300 Seaport Boulevard, Suite 500, Redwood City, CA 94063 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com